Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-235933

February 19, 2020

The issuer has filed a registration statement, including a preliminary prospectus (File No . 333 - 235933 ), with the SEC for the offering to which this communication relates . Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering . You may get these documents for free by visiting EDGAR on the SEC Web site at www . sec . gov . Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll - free 1 - 866 - 928 - 0928 .

2 The issuer has filed a registration statement, including a preliminary prospectus (File No. 333 - 235933), with the SEC for the of fering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other docume nts the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering wi ll arrange to send you the prospectus if you request it by calling toll - free 1 - 866 - 928 - 0928. Presentation Content No part of this presentation or the information contained herein may be reproduced, photocopied, redistributed or passed on, dir ectly or indirectly, to any other person, or published, in whole or in part, for any purpose without the consent of Aditx Therapeutics , I nc. Forward - Looking Statements This presentation contains forward - looking statements that are subject to many risks and uncertainties. Forward looking statemen ts include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other thi ngs, our ongoing and planned product development; our intellectual property position; our ability to develop commercial functions; expectation s r egarding product launch and revenue; our results of operations, cash needs, spending, financial condition, liquidity, prospects, growth and st rat egies; the industry in which we operate; and the trends that may affect the industry or us. Although we believe we have a reasonable basis for ea ch forward - looking statement, we caution you that forward - looking statements are not guarantees of future performance and that our actual results o f operations, financial condition and liquidity may differ materially from the forward - looking statements contained in this presentation. Any forward - looking statements that we make in this presentation speak only as of the date of such statement, and we undertake n o obligation to update such statements to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events. Notice

3 • Disease - causing immune responses represent a major therapeutic market need for therapeutics that can cause Selective Tolerance (ST) • Organ and Skin Transplant Rejection • Autoimmune Diseases • Allergic Response • Pioneering ST technology developed over the past 20+ years at Loma Linda University (LLU) has demonstrated strong pre - clinical solutions for these market needs • 7 U.S. patents and 57 foreign patents as of January 2020, 16 additional pending • Data generated for Psoriasis, Skin Grafting and Type 1 Diabetes • Aditxt has an exclusive license to the LLU technology and is actively developing ST products based on its ADi ™ Technology Platform that are intended to be practical and cost - effective • IPO proceeds will fund First - In - Human clinical trials • Organ Transplantation (Skin) • Autoimmunity (Psoriasis) Developing a New Class of Therapeutics Designed to Reprogram the Immune System to Address Disease - Causing Immune Responses

4 1 https://www.prnewswire.com/news - releases/organ - transplant - immunosuppressant - drugs - market - worth - 5 - 88 - billion - by - 2026 - grand - view - research - inc - 300942663.html 2 https://www.prnewswire.com/news - releases/the - global - autoimmune - disease - therapeutics - market - size - is - expected - to - reach - 149 - 4 - bill ion - by - 2025 -- rising - at - a - market - growth - of - 4 - 34 - cagr - during - the - forecast - period - 300902336.html 3 https://www.grandviewresearch.com/press - release/global - allergy - diagnostics - therapeutics - market Organ Transplant Immunosuppressant Drugs $5.88B 1 by 2026 Autoimmune Disease Therapeutics $149.4B 2 by 2025 Allergy Diagnostics & Therapeutics $51.95B 3 by 2026 Potential Markets

5 Background CLICK TO PLAY CLICK TO PLAY ADi ™ Technology background (pre Aditxt™): • Over 20 years of R&D • $5M total funding including $3M in DOD grant* *Funding was received prior to Aditxt through LLU • ADi TM was developed under the leadership of the late Dr. Leonard Bailey at Loma Linda University (LLU) • Dr. Bailey was a Surgeon - in - Chief of LLU Children’s Hospital and a pioneer in organ transplantation • Developed vision for infant heart transplantation for babies with hypoplastic left heart syndrome • Performed first successful human to human heart transplantation in a newborn baby • Headed LLU’s transplant team that conducted preclinical development of therapeutic solutions to modulate the immune system in order to accept transplanted organs Co - founder and Former Chairman

6 Immune Tolerance Overview • Immune tolerance therapies reprogram the immune system so that disease - causing immune responses are stopped while maintaining the immune system’s ability to combat pathogenic infection. • Tolerance is achievable as demonstrated clinically via c himerism and cell - based therapy but there is a need for more practical and cost - effective approaches which: x Can be made into a product x Does not require additional hospitalization x Simple to produce and ship

7 Technology Overview Approach • Apoptosis , a natural process of “immune tolerance” used by the body to clear dying cells and to allow recognition of tissues as “self” • ADi ™’s technology - based therapeutics exploit DNA immunotherapy as a Selective Tolerance delivery system » In - body induction of targeted apoptosis » DNA delivery of antigen of interest • ADi ™ triggers a natural process of “immune tolerance” that is used by the body to clear apoptosis - triggered dying cells, that then enables the natural immune system cells to recognize the targeted tissues as “self” For illustrative purposes only. There is no guarantee that any specific outcome will be achieved.

8 Alopecia & Skin Allograft Transplantation 21 Days 58 Days Allog raft los t in 21 days on average Immunosuppression alone 3 - fold increase in the longevity of the skin allografts ADi ™ with minimal immunosuppression Mouse Model: Donor and recipient mice were genetically mismatched “A therapeutic DNA vaccination strategy for autoimmunity and transplantation,” published in Vaccine 28 (2010) 1897 - 1904. Studies conducted at Loma Linda University.

9 ADi TM Proof - of - Concept for Psoriasis • Psoriasis causes increased skin thickness and scaling in an established 10 - day psoriasis model. • ADi TM treatment resulted in a 69% reduction in skin thickening and 38% reduction in scaling over the 10 - day study period.* 0 0.5 1 1.5 Psoriasis Induced - ADi Treated Psoriasis Induced - Untreated Increase in Scaling Change in thickness (mm) Scaling Score (range = 0 - 4) 0 0.1 0.2 0.3 Psoriasis Induced - ADi Treated Psoriasis Induced - Untreated Increase in Skin Thickness *Studies conducted at BioMedCode , a Contract Research Organization specialized in immune and psoriasis preclinical studies.

10 • Type 1 or autoimmune diabetes is a condition where the body’s immune system mistakenly attacks cells in the pancreas resulting in diminished production of insulin • ADi TM incorporates an antigen (GAD) expressed in the pancreas • Administration of ADi TM using GAD as the antigen over an 8 - week period in animals with T1D restores insulin production and reverses hyperglycemia ADi TM Proof - of - Concept for T1D 10 15 20 25 30 35 40 0 100 200 300 400 500 600 Untreated NOD Mice Age (weeks) F a s t i n g B l o o d G l u c o s e ( m g / d L ) 1 2 3 4 5 6 7 8 9 10 11 12 A 10 15 20 25 30 35 40 0 100 200 300 400 500 600 ADi Tx of NOD mice at >200 mg/dL Age (weeks) F a s t i n g B l o o d G l u c o s e ( m g / d L ) 1 2 3 4 5 6 7 8 9 10 11 12 B (A) 90% of female NOD mice developed spontaneous autoimmune diabetes. Disease progression may be different for individual animals. (B) ADi TM was administered once a week for 8 weeks after each animal developed hyperglycemia. All animals responded with 80% showing durable response for the entire 40 - week study period. Studies conducted at Loma Linda University.

11 Intellectual Property Portfolio ADi™ technology is protected by 7 patent families, including: • 7 U.S. patents, 2 U.S. pending patent applications, 57 foreign patents, and 14 foreign pending patent applications (EU, Australia, Canada, Japan, China, India, Hong Kong) ADi™ patents are broadly categorized into 3 groups: • Autoimmune diseases and type 1 diabetes • Organ transplantation and a method of producing plasmid DNA that is mammalian - like to prevent immune activation • Composition of matter for a tolerance delivery system for antigens of interest (basis for a platform allowing development of a new class of immunotherapeutics for various indications) The projected expiration dates for the ADi ™ patents range from 2021 to 2034. We also possess and/or in - license substantial know - how and trade secrets relating to the development and commercialization of our product candidates, including related manufacturing processes and technology. 7 U.S. and 57 Foreign Patents Issued 16 Pending Patent Applications

12 First - in - Human Trials Organ Transplantation (Skin) and Autoimmunity (Psoriasis) Begin Phase I/IIA 20 - 30 Patients by Q4 2020 Complete Phase I/IIA by Q2 2021 by Q4 2021 Begin Phase II Complete Phase II There can be no assurance that the projected product development plan can be successfully executed. IPO proceeds will provide funding for Phase I/IIA Received Letter of Interest to conduct and fund Phase II trials from the Immune Tolerance Network – leading research organization funded by the U.S. National Institute of Health

13 • Immune Tolerance Network – Funded by the U.S. National Institute of Health and focused on immune tolerance technologies • Stanford University – Conducting one of the animal studies and a strategic shareholder • Field Experts • Dr. Waldo Concepcion – Liver and Kidney Transplant Center, Stanford University • Dr. Gilles Benichou – Massachusetts General Hospital/Harvard Medical School • Dr. Omer Ozkan – Performed Turkey’s first face transplant • Dr. Daniel Alam – Performed the first facial transplant in the United States World - renowned Collaboration Partners

14 Business Model License Technologies Develop a pipeline of products showing safety and efficacy in humans Monetize through licensing and co - development

15 Product Development Team Waldo Concepcion, MD – Transplant Advisor Pediatric and adult liver and kidney transplant surgeon for 31 years. Co - developed Liver Transplant Program at California Pacific Medical Center, founded Pediatric Liver Program at Loma Linda University, and served as Director over the Multi - Organ Transplant Program. Shahrokh Shabahang, MS, PhD – Co - founder, Chief Innovation Officer, Board Member Founded multiple biotech startups with experience in commercializing new life science technologies. Inventor of seven issued patents in life sciences. Expert in immunology and immune tolerance. Joachim - Friedrich Kapp, MD, PhD – Incoming VP of Clinical Development Brings over 3 decades of experience with regulatory agencies such as the FDA and its European counterparts. Board certified in Pharmacology, Toxicology, and Clinical Pharmacology. Former President Global Business Unit (GBU) Specialized Therapeutics at Schering AG. Gilles Benichou , PhD – Immunology Consultant Associate Professor, Harvard Medical School Senior Scientist, and Director of the Molecular and Cellular Immunology Laboratory at the Massachusetts General Hospital, Department of Surgery. A pioneer in the field of transplantation - induced autoimmunity and its role in the chronic rejection of transplanted allografts. Dolly Tyan, PhD – R&D Advisor Professor Emerita of Pathology at Stanford University School of Medicine. An immunogeneticist with 45 years of experience and Medical Director of the Stanford Histocompatibility, Immunogenetics, & Disease Profiling Lab for the last 13 years, having just retired in February 2019. Four issued patents for immune profiling and immunosuppression. Daniel Alam , MD – Transplant Advisor Performed the first face transplant in the US. It was the world's first near - total facial transplant and the fourth known facial transplant to have been successfully performed to date. David Schwarz, PhD – Molecular Biology Consultant CEO/President and Founder of Advanced Cellular Dynamics, Inc., where he leads the design, development, validation and deployment of new cell - based assay technologies. He received his Ph.D. from Dartmouth Medical School, where he investigated retroviral immunity. Ge Chen, MD – Immunology Advisor Immunologist in transplantation and tumor immunology with 30 years of experience in academic research and biomedical industry. Invented multiple technique platforms for antigen - specific immune monitoring.. Currently Senior Research Scientist and Supervisor of Innovation in the Histocompatibility and Immunogenetics Lab at Stanford.

16 Business Development Team Teresa Johnk – Business Development Consultant 35+ years of experience in the Life Sciences Industry. Was Program Director for 6 drug development programs at BioMarin Pharmaceuticals. Built the first Business Development group at Dow Pharmaceutical Sciences. Founded a Business Development consulting company in 2007 that provides strategic business development support to life sciences companies, contract research organizations (CROs), contract manufacturing organizations (CMOs), and consulting firms. Hebe Xu – BD Consultant, China Over ten years of experience in the financial markets as an investment banker, specializing in US - China cross border transactions. Frequently presents at national conferences for the medical device industry in China with a focus on Chinese companies investing in US health care companies.

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Capital Markets & Communications



Jeff Ramson – *Head of Capital Markets & Communications*
Has over 25 years of Wall Street experience, investing in and raising money for emerging public and private companies in various stages of development. Through investor relations, traditional communications and digital marketing, he has helped to communicate each of their stories accurately and effectively with the goal of maximizing exposure to current and potential stakeholders.



Jack Brewer – *Communications and Capital Markets Advisor*
Transitioning off the National Football League (NFL) playing field in 2006, Brewer pursued a career on Wall Street as an Investment Advisor with Merrill Lynch's Private Client Group. Following that role, Brewer went on to serve as the Managing Director at Paramount Bio Capital, one of the United States' largest private biotech-focused investment banks. He also helped launch Opus Point Partners, a healthcare-focused hedge fund, where he raised the seed capital at the fund's inception. He's a regular contributor on Yahoo Finance, CNBC and Fox Business.



Kerry Corbit – *Digital*
Oversees PCG Digital, a division of PCG Advisory that focuses on multimedia, investor-focused marketing. Armed with a keen flair for creating engaging content, she loves crafting digital campaigns that combine visual and textual assets to build awareness of each company's unique value proposition. Among her professional accomplishments is developing two successful entrepreneurial businesses with two exits — one of them for a cosmetics company and the other for a lifestyle management and brand company. Among her projects: coordinating product launch events for international luxury brands, creating marketing campaigns for beauty and fashion brands, and coordinating strategic influencer programs. Kerry is happy to be working with innovative companies and crafting campaigns designed to reach stakeholder and shareholder audiences far and wide.



Brooks Bailey – *Ambassador Program Advisor*
A real estate entrepreneur who has also been involved with the film and television production industry. He has funded and overseen the production and distribution of numerous movies and is currently working on various projects in the film industry, real estate and other business ventures. He serves on the board of many non-profit organizations. He attended Walla Walla University, where he excelled in International Business.

18 Corporate Team Amro Albanna - Co - founder, President and CEO Founded multiple startups to commercialize innovations in various industries including enterprise software, research incubation, GPS & wireless, nano sensors, consumer health and biotech . Led as a founder, co - founder and senior executive multiple M&A and going - public transactions . Invited to speak nationally and internationally about the topic of building startups to commercialize impactful innovations . Sheppard, Mullin, Richter & Hampton LLP – Corporate and Securities Law Full service global law firm handling our securities and corporate legal matters . David Briones – Chief Financial Officer Managing Member of Brio Financial Group . Managed the public company and hedge fund at Bartolomei Pucciarelli (LLC) . Former auditor with PricewaterhouseCoopers LLP specialized in the financial services group, and most notably worked on MONY Group, Prudential Financial, and MetLife initial public offerings . Brio Financial Group – Accounting Full service financial and accounting firm . dbbmckennon – Audit Certified public accountants (registered firm PCAOB)

19 Independent Board Members and Advisors Brian Brady, CFA, MBA – Board Member Former Sr. Portfolio Manager/VP at Northern Trust who led the investment practice in the Fort Worth and West Texas marketplace. Extensive experience with financial markets and investment due diligence. Currently serves as Director of Investments for a large hospital system. Charles Crocker - Advisor Retired Chairman and Chief Executive Officer of BEI Technologies, Inc.  Has over 40 years background in founding and growing companies, including public - company experience in the medical field. Served/serves as a member of the board in multiple private and public companies. Namvar Kiaie – Director Nominee Senior R&D leader and Head of R&D for the New Analyte Ventures at Abbott Diabetes Care, managing up to 80 R&D Engineers and Scientists in developing Abbott’s next generation biosensing technologies. Responsible for the successful development of 40+ novel diabetes management related products, including FreeStyle Libre. Laura Anthony – Director Nominee Securities attorney providing ongoing corporate counsel to small - cap and middle market private and public companies. Ms. Anthony’s focus includes compliance with the Securities Act of 1933 offer sale and registration requirements, including private and public offerings; initial public offerings; compliance with the NASDAQ and NYSE American initial and continued listing requirements; compliance with the registration and reporting requirements under the Securities Exchange Act of 1934; and mergers and acquisitions. Ms. Anthony is also the author of SecuritiesLawBlog.com, the small - cap and middle market’s top source for industry news, and the producer and host of LawCast.com, Corporate Finance in Focus

20 • Capital Raise : $10,450,000 • Use - of - Proceeds : Fund Phase I/IIA • Terms : $5.50/Unit consisting of 1 Common and 1 (5 - year) Warrant exercisable at $6.875 • Exchange : NASDAQ Capital Market • Sole Bookrunner : Dawson James Securities • Co - lead : Network 1 Financial Securities IPO As of February 7, 2020: • Pre - IPO Outstanding: 7,782,195 • Pre - IPO Valuation: Approx. $43M • Post - IPO Outstanding: 9,682,195 • Market cap: Approx. $53M

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Contact Information Amro Albanna, CEO Aditx Therapeutics, Inc. aalbanna@aditxt.com, 909 - 488 - 0844 Doug Armstrong, Lead Banker darmstrong@dawsonjames.com, 561 - 391 - 5555 Jeff Ramson, Head of Capital Markets & Communications jramson@pcgadvisory.com, 646 - 863 - 6341 www.aditxt.com